SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 16, 2007 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1166660
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Information.

On February 21, 2007, we filed a Form 8-K announcing that we had undertaken a review of our historical stock option granting practices from May 5, 1999 (the date of our initial public offering). As indicated in that Form 8-K, based on the review conducted to date, management has preliminarily concluded that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), the correct measurement dates for certain stock option grants made by us during the period 1999 to 2005 differ from the measurement dates previously used to account for such option grants. In light of these preliminary findings, management and our audit committee anticipate that we will be required to restate our historical financial statements to record additional non-cash stock-based compensation expense with respect to those stock option grants over the vesting periods of the options.

As we announced in the February 21, 2007 Form 8-K, our review is not yet complete, and management has not reached a final conclusion regarding the full extent of the accounting errors associated with our historical stock option granting practices or the full amount of the additional non-cash stock-based compensation expense that we will be required to recognize, the periods in which such expense would be recognized or the related tax impact of the correction of the stock option measurement dates. However, management and the audit committee currently believe that the amount of such additional non-cash expense will be material to operating results for years 1999 through 2003. In addition, management and the audit committee have also determined that additional non-cash stock-based compensation expense should have been recorded in accordance with APB 25 in 2004 and 2005, although the amount of such non-cash stock-based compensation expense is not currently expected to be material to operating results for either of these years. We do not currently expect any adjustments to stock-based compensation expense recorded in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” We do not expect that the restatement will have an impact on our previously reported revenues, cash flows or total stockholders’ equity. The Form 8-K dated February 21, 2007 also cautioned that our financial statements, the related reports or interim reviews of our independent registered public accounting firm and all earnings press releases and similar communications issued by us for fiscal periods commencing on and after January 1, 1999 should no longer be relied on.

Our audit committee has requested that we hire an outside law firm to help assist us in our review of our historical stock option granting practices. In response to this request, we have engaged Covington & Burling LLP to assist us in this review. The review is ongoing. Because we have not completed our review, we are unable to file our annual report on Form 10-K for the year ended December 31, 2006 by March 16, 2007, the date upon which the Form 10-K would be due. We intend to file our annual report on Form 10-K as soon as practicable after the completion of our review.

The Company today also announced in a press release that it will be holding a conference call on March 21, 2007, for investors, analysts and other interested parties to discuss its preliminary unaudited results for the fourth fiscal quarter of 2006. A copy of the press release is attached as Exhibit 99.1.

SEC Inquiry

We have received a letter of informal inquiry from the SEC regarding the review of stock option accounting disclosed in our Form 8-K filed with the SEC on February 21, 2007. The SEC’s letter notes that the request should not be construed as any indication by the SEC or its staff that a violation of the federal securities laws has occurred nor should it be considered a reflection upon any person, entity or security. We intend to cooperate with the SEC in this matter.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Press release dated March 16, 2007: Radio One, Inc. 2006 Fourth Quarter Results Conference Call.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.

March 16, 2007	/s/ Scott R. Royster Scott R. Royster Executive Vice President and Chief Financial Officer (Principal Accounting Officer)